Exhibit 99.1 – Explanation of Responses

1.
This Form 4 is filed on behalf of Basswood Partners, L.L.C. (the “Reporting Person”). Basswood Partners, L.L.C. is the general partner of Basswood Financial Fund, LP (“BFF”), Basswood Opportunity Partners, LP (“BOP”) and Basswood Financial Long Only Fund, LP (“BFLOF”) (together, the “Funds”), and may be deemed to have a pecuniary interest in the Common Stock held directly by BFF, BOP and BFLOF. In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds is reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds, except to the extent, if any, of any direct or indirect pecuniary interest therein.  The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.

Matthew Lindenbaum, a managing member of Basswood Capital Management, L.L.C, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.

2.
Represents shares of Common Stock received in connection with the merger of Dime Community Bancshares, Inc. (“Dime”) and Bridge Bancorp, Inc. (“Bridge”) on February 1, 2021 (the “Merger”). On January 29, 2021, the last business day preceding the effective date of the Merger, the closing price of Dime’s common stock was $15.90 and the closing price of Bridge’s common stock was $24.43. Pursuant to the Merger, (i) BOP received 113,081 shares of Common Stock in exchange for 174,508 shares of Dime’s common stock; (ii) BFF received 52,515 shares of Common Stock in exchange for 81,043 shares of Dime’s common stock; and (iii) BFLOF received 28,648 shares of Common Stock in exchange for 44,210 shares of Dime’s common stock. These transactions were omitted from the Reporting Persons’ original Form 4.

3.	Common Stock held directly by BOP.
4.	Common Stock held directly by BFF.
5.	Common Stock held directly by BFLOF.